EXHIBIT 11

                            SPURLOCK INDUSTRIES, INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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

                                                     Three Months Ended         Six Months Ended
                                                           June 30,                 June 30,


                                                      1997          1996       1997         1996
                                                      ----          ----       ----         ----

Earnings:                                          $  204,061   $  684,011   $  333,679   $1,214,701
Net Income

Shares:
Weighted Average number of shares used in
computing primary and fully diluted earnings per
share                                               6,572,066    6,725,066    6,572,066    6,725,066

Weighted Average number of shares used in
computing fully diluted earnings per share          6,857,066    6,935,066    6,857,066    6,935,066

Earnings per share:
  Primary                                               0.031        0.102        0.051        0.181
                                                   ==========   ==========   ==========   ==========

  Fully Diluted                                         0.030        0.099        0.049        0.175
                                                   ==========   ==========   ==========   ==========

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